Exhibit 10.1

February 6, 2023

By Email

Edward D. Breen

    Re:    Continued Employment

Dear Ed:

    We take pleasure in confirming for you in this letter agreement (this “Letter Agreement”) our intent for your continued employment as Chief Executive Officer (“CEO”) of DuPont de Nemours, Inc. (the “Company”) upon the expiration of your current amended and restated employment agreement with the Company dated as of December 28, 2020 (as it may be further amended, the “Employment Agreement”).

    As you know, the term of the Employment Agreement expires December 31, 2023. Provided your employment with the Company as CEO has not terminated before then, from and after January 1, 2024, your employment as CEO will continue on an “at-will” basis, meaning that, subject to the provisions of this Letter Agreement, both you and the Company will be free to terminate your employment at any time for any reason (any period from and after January 1, 2024, during which you remain employed by the Company or its affiliates, the “Continued Employment Period”).

    Effective upon commencement of the Continued Employment Period, your participation in the Old SESP (within the meaning of the Employment Agreement) shall cease and you shall become a participant in the DuPont Senior Executive Plan in accordance with the terms of thereof as it may be amended from time to time (the “SESP”), including the provisions of Article V thereof (“Restrictive Covenants”) notwithstanding any provision in Section 10(b) of the Employment Agreement or otherwise to the contrary, provided that you shall not be eligible for the cash payments described in Section 3.02(a)(i) & (ii) thereof (or any successor provisions).

    To the extent that eligibility for “retirement” (or analogous concept) favorably affects rights under any cash or equity based long-term incentive compensation grant from the Company held by you as of the commencement of the Continued Employment Period, your age and years of service with the Company from time to time shall be deemed to satisfy the requirements for such retirement, the terms of any such grant to the contrary notwithstanding. Grants made during the Continued Employment Period shall have retirement vesting and, for any stock options, exercise terms that are not less favorable to you than such terms as are in effect for grants outstanding prior to the Continued Employment Period. In the event of your termination of employment during the Continued Employment Period for any reason, other than a termination for Cause (as defined in the SESP), for purposes of such retirement eligibility you shall be deemed to have satisfied any post-grant minimum service period provided under such grants outstanding on such termination date, provided you have been employed for at least six (6) months following the date of grant. For the avoidance of doubt, in the event of a termination of your employment at any time, other than either by the Company for Cause or by you without Good Reason (as defined in the SESP) and not due to Disability (as defined in the long-term disability plan in which participate from time to time), you shall be treated under the most favorable terms of each such grant respecting such termination or retirement.

    During the Continued Employment Period, you shall otherwise be subject to applicable policies and procedures of the Company and its affiliates on the same basis as other senior Company executives.

* * *
    Please acknowledge your agreement to the terms of this Letter Agreement by countersigning where indicated below and returning a countersigned version to me. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Letter Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

    The Employment Agreement will continue in effect through December 31, 2023, or its earlier termination in accordance with its terms and thereafter shall cease to be of force or effect, provided that the Employment Agreement terms that expressly survive its expiration (namely the second sentence of Section 2(b), Section 2(e) and Section 11(o) thereof) shall survive and continue in full force and effect in accordance with those terms as if set forth herein. During and after the Continued Employment Period, the restrictive covenants applicable to you in any award agreements outstanding under the Company’s Equity and Incentive Plan or Omnibus Incentive Plan shall apply in accordance with their terms notwithstanding any provision in Section 10(b) of the Employment Agreement or otherwise to the contrary. This Letter Agreement, the SESP, such award agreements and such surviving provisions of the Employment Agreement constitute the entire agreement among you, the Company and its affiliates with respect to the Continued Employment Period and supersede all prior agreements, understandings and arrangements, oral or written, between or among you on the one hand and the Company or its affiliates on the other hand with respect to the subject matter hereof.

    Ed, we appreciate your service to the Company and look forward to our continued relationship.

[Remainder of Page Intentionally Left Blank]

DuPont de Nemours, Inc.
By:

/s/ Christopher Raia
Name: Christopher Raia
Its: Senior Vice President & Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Edward D. Breen
Edward D. Breen

Date: February 6, 2023

[Signature Page to Edward D. Breen Letter Agreement]